Exhibit 99.1

Pulse Biosciences files Registration Statement for Rights Offering

HAYWARD, Calif. – October 25, 2018 – Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company”, or “Pulse Biosciences”) today announced that it filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for a rights offering to its existing stockholders. The rights offering will be made through the distribution of non-transferable subscription rights to purchase shares of the Company’s common stock, par value $0.001 per share, at a subscription price to be determined. Assuming the rights offering is fully subscribed, the Company will receive gross proceeds of approximately $45 million, less expenses of the rights offering. The Company filed the rights offering to raise equity capital in a manner that gives all of Pulse Biosciences’ stockholders the opportunity to participate. The net proceeds of the rights offering will be used for general working capital purposes as described in the offering documents, including the ongoing development of applications for its Nano-Pulse Stimulation™ (NPS™) technology.

Robert W. Duggan, the chairman of the Company’s board of directors, and the beneficial owner of approximately 35% of its outstanding common stock prior to the planned rights offering, has indicated that he intends to exercise all of his basic subscription rights pursuant to the rights offering in an amount not less than $15.6 million, but has not made any formal binding commitment to do so.

The rights offering includes an over-subscription privilege which permits each rights holder that exercises its basic subscription rights in full to purchase additional shares of common stock that remain unsubscribed at the expiration of the offering. This over-subscription privilege is subject to the availability and allocation of shares among holders exercising this over-subscription privilege and other limitations as further described in the rights offering documents.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. When available, a copy of the prospectus may be obtained free of charge at the website maintained by the SEC at www.sec.gov. The rights will be issued to all shareholders as of a record date which has yet to be determined. The subscription price for the shares also has yet to be determined. We will provide notice of the record date and subscription price in the future at such time as they are determined.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offer, if at all, will be made only by means of a prospectus forming a part of the registration statement.

About Pulse Biosciences

Pulse Biosciences is a novel medical therapy company bringing to market its proprietary Nano-Pulse Stimulation™ (NPS™) platform. NPS is a novel, precise, non-thermal, treatment technology delivering nanosecond duration energy pulses that impact cells in treated tissue while sparing acellular tissue. NPS’s unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of NPS’s mechanism of action has the potential to significantly benefit patients across multiple medical applications, including dermatology, the Company’s first planned commercial application. In pre-clinical studies, NPS has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. The Company believes NPS may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws.  These statements include, among other things, statements relating to Pulse Biosciences’ expectations, whether stated or implied, regarding whether Pulse Biosciences will be able to raise capital through the rights offering or consummate the rights offering, the final terms of the rights offering including the record date and the subscription price, the related registration statement, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United

States or internationally and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Additionally, you should not consider past results to be an indication of our future performance.  Additional risks and uncertainties relating to the proposed offering, Pulse Biosciences and its business can be found under the heading “Risk Factors” in Pulse Biosciences’ most recent periodic, quarterly and annual reports filed with the SEC and in the accompanying prospectus relating to the offering to be filed with the SEC.  Pulse Biosciences undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.

Investor Relations:

Pulse Biosciences, Inc.

Brian Dow

Sr. Vice President and Chief Financial Officer

IR@pulsebiosciences.com

or

Solebury Trout

Gitanjali Jain Ogawa

gogawa@troutgroup.com

(646) 378-2949

or

Media:
Tosk Communications
Nadine D. Tosk, 504-453-8344
nadinepr@gmail.com